Exhibit 99.1

Cross Country Healthcare to Present at Jefferies Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--May 23, 2013--Cross Country Healthcare, Inc. (Nasdaq:CCRN) announced today that it is scheduled to make a presentation on Thursday, June 6, 2013, at 12:30 p.m. Eastern Time at the Jefferies Healthcare Conference being held at the Grand Hyatt New York hotel in New York City.

Cross Country Healthcare’s presentations will be webcast and accessible to the public online via the Company’s website at www.crosscountryhealthcare.com. Through this link, visitors will be able to access the Company’s presentation made by William J. Grubbs, President and Chief Operating Officer of Cross Country Healthcare, Inc., who will provide an overview of the Company’s business and prospects. The Company’s Chief Executive Officer, Joseph A. Boshart, will also be attending the conference. Replays will be available for 90 days after the presentation at the same website.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com